Exhibit 99.1

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Jennifer Epstein (Media)
704-752-7403
E-mail: Jennifer.Epstein@spx.com

SPX REPORTS THIRD QUARTER 2007 RESULTS

Revenues up 19%, Organic Revenues* up 13%

Segment Income of $166 Million

CHARLOTTE, NC – October 31, 2007 – SPX Corporation (NYSE:SPW) today reported results for the third quarter ended September 30, 2007:

•                  Revenues increased 19.3% to $1.23 billion from $1.03 billion in the year-ago quarter. Organic revenue growth* was 13.2%, while completed acquisitions and the impact of currency fluctuations increased reported revenues by 3.4% and 2.7%, respectively.

•                  Segment income and margins were $166.3 million and 13.5%, compared with $137.4 million and 13.3% in the year-ago quarter. The increase in segment income and margins was driven primarily by increased demand for the company’s power and energy infrastructure products.

•                  Diluted net income per share from continuing operations was $1.71, compared with $0.87 in the year-ago quarter. The current quarter included $19.1 million ($0.35 per share) of income tax benefits from the settlement of certain tax matters and reductions in certain foreign statutory tax rates, which contributed to an effective tax rate for the quarter of 13.1%.

•                  Excluding the tax benefits described above, adjusted diluted net income per share from continuing operations* was $1.36, compared to the diluted net income per share from continuing operations of $0.87 in the year-ago quarter.

•                  Net income was $92.9 million, or $1.71 per share, compared with a loss of $48.1 million, or $0.82 per share in the year-ago quarter. The year-ago quarter included a loss from discontinued operations of $98.8 million ($1.69 per share), related primarily to the loss on the discontinuance of Contech.

•                  Net cash from continuing operations was $37.1 million, compared with $108.5 million in the year-ago quarter. Free cash flow from continuing operations* was $18.6 million, compared with $91.0 million in the year-ago quarter. The decline in cash flow was due primarily to investments in working capital to support growth.

•                  For the full year, the company is raising its guidance for adjusted diluted net income per share from continuing operations to a range of $4.70 to $4.80 from a previous range of $4.50 to $4.70. This guidance range excludes the $0.35 per share in tax benefits recorded in the third quarter. Earnings guidance for diluted net income per share from continuing operations without the adjustments would be a range of $5.05 to $5.15 per share.

Chris Kearney, Chairman, President and CEO said, “Our focus on power and energy infrastructure continued to drive strong organic growth in the third quarter, and we are pleased with the solid margin improvement in three of our four segments. As expected, our Test and Measurement segment continues to experience difficulties related to the domestic automotive market.”

Kearney continued, “We exceeded our earnings per share expectations for the third quarter, and are raising our full year adjusted diluted net income per share guidance range to $4.70 to $4.80 from the previous range of $4.50 to $4.70.”

“In addition, we have announced a definitive agreement to acquire APV, a global manufacturer of process equipment and engineering solutions, from Invensys PLC. This will expand our global reach and footprint, particularly for the sanitary flow markets. We expect this acquisition, along with our growing exposure to global infrastructure, to drive significant value for SPX in 2008 and beyond,” Kearney concluded.

SEGMENT HIGHLIGHTS

Flow Technology

During the third quarter of 2007, the company committed to a plan to divest its air filtration product line, which was previously reported in the Flow Technology segment. The following results for Flow Technology exclude the financial results of the air filtration product line for all periods presented.

Revenues in the third quarter of 2007 were $269.4 million compared to $212.3 million in the third quarter of 2006, an increase of $57.1 million, or 26.9%. The increase was due to organic revenue growth of 10.9%, growth from acquisitions of 13.5% and currency fluctuations of 2.5%. The organic growth was related primarily to continued strong demand in the power, mining, and oil and gas markets.

Segment income was $45.2 million, or 16.8% of revenues, in the third quarter of 2007 compared to $34.4 million, or 16.2% of revenues, in the third quarter of 2006. The increase in segment income and margins was due primarily to organic growth, as well as lean manufacturing initiatives and lower operating expenses resulting from previous restructuring initiatives.

Test and Measurement

Revenues in the third quarter of 2007 were $267.8 million compared to $276.7 million in the third quarter of 2006, a decrease of $8.9 million, or 3.2%. The decrease was due primarily to an organic decline of 8.4% associated with lower domestic OEM and dealer equipment volumes resulting from difficult conditions in the domestic automotive market. Currency fluctuations and acquisitions partially offset this decline, increasing reported revenue by 2.7% and 2.5%, respectively.

Segment income was $24.0 million, or 9.0% of revenues, in the third quarter of 2007 compared to $43.8 million, or 15.8% of revenues, in the third quarter of 2006. The decrease in segment income and margins was due largely to the organic decline noted above, additional costs associated with investments in Asia Pacific, and increased research and development costs in support of new products. In addition, the company recorded a charge of $7.4 million relating to accounting adjustments from an internal audit at an operation in Japan, which included $2.4 million of inventory write-downs, $2.0 million of accounts receivable write-offs and $3.0 million of other adjustments.

Thermal Equipment and Services

Revenues in the third quarter of 2007 were $446.3 million compared to $337.9 million in the third quarter of 2006, an increase of $108.4 million, or 32.1%. The increase was due primarily to organic revenue growth of 28.1%, related largely to the continued strong global power market demand for cooling systems and products and thermal services and equipment. Currency fluctuations increased revenues by 4.0% from the year-ago quarter.

Segment income was $53.1 million, or 11.9% of revenues, in the third quarter of 2007 compared to $34.7 million, or 10.3% of revenues, in the third quarter of 2006. The increase in segment income and margins was due primarily to the organic growth noted above and improved operating execution in cooling equipment.

Industrial Products and Services

Revenues in the third quarter of 2007 were $248.6 million compared to $206.3 million in the third quarter of 2006, an increase of $42.3 million, or 20.5%. The increase was due to organic revenue growth of 19.7%, driven primarily by increased demand for power transformers. Currency fluctuations increased revenues by 0.8% from the year-ago quarter.

Segment income was $44.0 million, or 17.7% of revenues, in the third quarter of 2007 compared to $24.5 million, or 11.9% of revenues, in the third quarter of 2006. The increase in segment income and margins was driven primarily by the strong organic growth in the power transformer market noted above, as well as continuous improvement initiatives.

OTHER ITEMS

Acquisition:  The company also announced today that it has entered into a definitive agreement to acquire APV, a global manufacturer of process equipment and engineering solutions primarily for the sanitary market. APV is a division of Invensys PLC, an international industrial automation, transportation and controls group located in London. APV will become a part of SPX’s Flow Technology segment.

APV’s primary products include pumps, valves, heat exchangers and homogenizers for the food, dairy, beverage and pharmaceutical industries. SPX expects the transaction to close by year-end 2007, subject to customary regulatory approvals and closing conditions.

SPX has agreed to pay approximately 250 million British pounds (GBP) for APV (approximately $510 million). Revenues for APV were about $800 million for the fiscal year ended March 31, 2007. SPX plans to fund the acquisition with a mixture of borrowings and cash on hand.

Discontinued Operations:  During the third quarter of 2007, the company committed to a plan to divest its air filtration product line, which was previously reported in the Flow Technology segment. It is anticipated that a sale will be completed in the first half of 2008. The financial condition, results of operations, and cash flows of the air filtration product line have been reported as discontinued operations in the attached condensed consolidated financial statements. As a result of the planned divestiture, the company recorded a net charge of $11.0 million during the quarter to “Loss on disposition of discontinued operations, net of tax” in order to reduce the net assets to be sold to their estimated realizable value.

In addition, during the third quarter of 2007, the company recognized an income tax benefit of $11.8 million to “Loss on disposition of discontinued operations, net of tax” relating to corrections to income taxes associated primarily with gains on certain dispositions during 2005.

Credit Facility Refinancing:  On September 21, 2007, the company announced that it had entered into new syndicated senior secured credit facilities in an aggregate amount of $2.3 billion, comprised of the following:

•                  a five year term loan facility in an aggregate principal amount of $750 million,

•                  a five year global multi-currency revolving credit facility available for loans up to the equivalent of $200 million,

•                  a five year domestic revolving credit facility, available for loans and letters of credit, in an aggregate principal amount up to $400 million, and

•                  a five year foreign credit instrument facility, available for performance letters of credit and guarantees, in an aggregate principal amount up to the equivalent of $950 million.

The new committed facilities replaced the existing senior secured credit facilities of SPX, which have been terminated. In connection with the termination of the previous facilities, the company incurred charges of $3.3 million in the quarter, including $2.3 million for the write-off of deferred financing fees, $0.2 million for an early termination fee, and $0.8 million for costs associated with the termination of then-existing interest rate swaps.

Share Repurchases:  During the third quarter of 2007, the company repurchased 2.7 million shares of its common stock for $234.1 million. Year-to-date, the company has repurchased 9.0 million shares of its common stock for $715.9 million. The company’s 10b5-1 trading plan announced in May 2007 has been completed.

Dividend:   On August 30, 2007, the Board of Directors announced a quarterly dividend of $0.25 per common share payable to shareholders of record on September 14, 2007. This third quarter 2007 dividend was paid on October 1, 2007.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended September 30, 2007 with the Securities and Exchange Commission by November 9, 2007. This news release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a Fortune 500 multi-industry manufacturing leader. The company offers highly-specialized engineered solutions to solve critical problems for customers.

SPX is focused on providing solutions that support the expansion of global infrastructure, with particular emphasis on the growing worldwide demand for energy and power. Its innovative product portfolio, containing many environmentally friendly products, includes cooling systems for all types of power plants throughout the world; custom engineered pumps, valves and mixers that assist a variety of flow processes including oil and gas exploration, distribution and refinement; handheld diagnostic tools that aid in vehicle maintenance and repair; and power transformers that regulate voltage for electrical transmission and distribution by utility companies.

SPX is headquartered in Charlotte, North Carolina and employs over 14,000 people worldwide in over 20 countries. Visit www.spx.com. (NYSE: SPW)

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release, including any statements as to future results of operations and financial projections, as well as the timetable and other information relating to the acquisition of APV, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2006. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Particular risks facing the company include economic, business and other risks stemming from its international operations, legal and regulatory risks, costs of raw materials, pricing pressures, pension funding requirements, integration of acquisitions and changes in the economy. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues	$1,232.1	$1,033.2	$3,537.4	$2,981.6
Costs and expenses:
Cost of products sold	876.0	734.5	2,557.4	2,153.2
Selling, general and administrative	228.6	205.3	680.1	616.1
Intangible amortization	4.5	2.7	13.4	10.1
Special charges, net	2.5	2.9	4.1	4.6
Operating income	120.5	87.8	282.4	197.6

Other (expense) income, net	(0.9)	0.2	(2.9)	(19.3)
Interest expense	(23.7)	(15.9)	(56.0)	(46.2)
Interest income	2.1	2.1	6.5	8.9
Equity earnings in joint ventures	9.1	8.9	29.1	28.2
Income from continuing operations before income taxes	107.1	83.1	259.1	169.2

Income tax provision	(14.0)	(32.4)	(61.8)	(31.7)
Income from continuing operations	93.1	50.7	197.3	137.5

Income from discontinued operations, net of tax	0.4	1.2	3.1	7.4
Loss on disposition of discontinued operations, net of tax	(0.6)	(100.0)	(14.4)	(61.0)
Loss from discontinued operations	(0.2)	(98.8)	(11.3)	(53.6)

Net income (loss)	$92.9	$(48.1)	$186.0	$83.9

Basic income (loss) per share of common stock
Income from continuing operations	$1.76	$0.89	$3.54	$2.35
Loss from discontinued operations	(0.01)	(1.74)	(0.21)	(0.92)

Net income (loss) per share	$1.75	$(0.85)	$3.33	$1.43

Weighted average number of common shares outstanding — basic	53.045	56.899	55.809	58.528

Income from continuing operations for diluted income per share	$93.1	$50.7	$197.3	$138.6
Net income (loss) for diluted income per share	$92.9	$(48.1)	$186.0	$85.0
Diluted income (loss) per share of common stock
Income from continuing operations	$1.71	$0.87	$3.44	$2.26
Loss from discontinued operations	—	(1.69)	(0.19)	(0.87)

Net income (loss) per share	$1.71	$(0.82)	$3.25	$1.39

Weighted average number of common shares outstanding — diluted	54.473	58.398	57.273	61.323

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and equivalents	$282.8	$477.2
Accounts receivable, net	1,166.1	1,114.2
Inventories, net	605.0	498.0
Other current assets	95.8	87.7
Deferred income taxes	62.2	60.3
Assets of discontinued operations	55.5	271.3
Total current assets	2,267.4	2,508.7
Property, plant and equipment:
Land	36.1	29.4
Buildings and leasehold improvements	209.7	195.2
Machinery and equipment	571.1	522.0
	816.9	746.6
Accumulated depreciation	(426.5)	(385.7)
Net property, plant and equipment	390.4	360.9
Goodwill	1,769.0	1,734.1
Intangibles, net	517.8	480.1
Other assets	351.9	353.3

TOTAL ASSETS	$5,296.5	$5,437.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$560.4	$510.7
Accrued expenses	872.4	834.0
Income taxes payable	39.0	81.0
Short-term debt	239.9	168.0
Current maturities of long-term debt	60.2	42.3
Liabilities of discontinued operations	31.5	81.3
Total current liabilities	1,803.4	1,717.3

Long-term debt	936.6	753.5
Deferred and other income taxes	129.2	202.7
Other long-term liabilities	593.4	650.7
Total long-term liabilities	1,659.2	1,606.9

Minority interest	7.8	3.5

Shareholders’ equity:
Common stock	958.5	937.4
Paid-in capital	1,254.3	1,134.5
Retained earnings	1,950.9	1,754.2
Accumulated other comprehensive loss	(0.7)	(86.6)
Common stock in treasury	(2,336.9)	(1,630.1)
Total shareholders’ equity	1,826.1	2,109.4

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,296.5	$5,437.1

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine months ended
	September 30,
	2007	2006
Cash flows from (used in) operating activities:
Net income	$186.0	$83.9
Less: Loss from discontinued operations, net of tax	(11.3)	(53.6)
Income from continuing operations	197.3	137.5
Adjustments to reconcile income from continuing operations to net cash from (used in) operating activities
Special charges, net	4.1	4.6
Deferred and other income taxes	(4.3)	25.5
Depreciation and amortization	59.3	51.8
Accretion of LYONs	—	1.7
Pension and other employee benefits	44.5	47.9
Stock-based compensation	32.4	24.9
Other, net	19.9	2.4
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	(49.9)	(96.5)
Inventories	(84.6)	(65.1)
Accounts payable, accrued expenses and other	(103.4)	(5.7)
Taxes paid on LYONs tax recapture		(67.5)
Accreted interest paid on LYONs repurchase (accreted since issuance date)	—	(84.3)
Cash spending on restructuring actions	(3.5)	(8.0)
Net cash from (used in) continuing operations	111.8	(30.8)
Net cash from (used in) discontinued operations	33.6	(0.1)
Net cash from (used in) operating activities	145.4	(30.9)

Cash flows from (used in) investing activities:
Proceeds from sales of discontinued operations, net of cash sold	134.3	73.5
Proceeds from other asset sales	3.2	16.3
Business acquisitions and investments, net of cash acquired	(42.0)	(14.1)
Capital expenditures	(47.8)	(40.9)
Net cash from continuing operations	47.7	34.8
Net cash used in discontinued operations	(2.9)	(18.4)
Net cash from investing activities	44.8	16.4

Cash flows from (used in) financing activities:
Borrowing under senior credit facilities	1,347.3	750.0
Repayments of senior credit facilities	(1,137.8)	(10.0)
Repurchase of LYONs principal	—	(576.0)
Borrowings under trade receivable agreement	405.0	114.0
Repayments under trade receivable agreement	(335.0)	(114.0)
Net repayments under other financing arrangements	(21.2)	(31.5)
Purchases of common stock	(715.9)	(436.3)
Proceeds from the exercise of employee stock options and other	119.2	115.8
Financing fees paid	(8.4)	(0.4)
Dividends paid	(43.5)	(45.6)
Net cash used in continuing operations	(390.3)	(234.0)
Net cash used in discontinued operations	(5.2)	(0.6)
Net cash used in financing activities	(395.5)	(234.6)
Change in cash and equivalents due to changes in foreign exchange rates	10.9	4.8
Net change in cash and equivalents	(194.4)	(244.3)
Cash and equivalents, beginning of period	477.2	580.2
Cash and equivalents, end of period	$282.8	$335.9

Cash and equivalents of continuing operations	$282.8	$335.8
Cash and equivalents of discontinued operations	$—	$0.1

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited; in millions)

	Three months ended			Nine months ended
	September 30,			September 30,
	2007	2006	%	2007	2006	%
Flow Technology (1)

Revenues	$269.4	$212.3	26.9%	$798.2	$621.6	28.4%
Gross profit	97.0	70.9		277.9	209.2
Selling, general and administrative expense	50.8	36.3		147.2	112.1
Intangible amortization expense	1.0	0.2		3.4	0.4
Segment income	$45.2	$34.4	31.4%	$127.3	$96.7	31.6%
as a percent of revenues	16.8%	16.2%		15.9%	15.6%

Test and Measurement

Revenues	$267.8	$276.7	-3.2%	$833.2	$820.0	1.6%
Gross profit	76.7	96.6		250.5	271.4
Selling, general and administrative expense	51.1	52.1		162.7	158.1
Intangible amortization expense	1.6	0.7		4.4	4.0
Segment income	$24.0	$43.8	-45.2%	$83.4	$109.3	-23.7%
as a percent of revenues	9.0%	15.8%		10.0%	13.3%

Thermal Equipment and Services

Revenues	$446.3	$337.9	32.1%	$1,192.6	$930.7	28.1%
Gross profit	108.5	82.0		260.6	208.6
Selling, general and administrative expense	53.7	45.7		149.4	143.7
Intangible amortization expense	1.7	1.6		4.9	4.9
Segment income	$53.1	$34.7	53.0%	$106.3	$60.0	77.2%
as a percent of revenues	11.9%	10.3%		8.9%	6.4%

Industrial Products and Services (1)

Revenues	$248.6	$206.3	20.5%	$713.4	$609.3	17.1%
Gross profit	77.9	53.0		202.8	151.7
Selling, general and administrative expense	33.7	28.3		97.8	85.2
Intangible amortization expense	0.2	0.2		0.7	0.8
Segment income	$44.0	$24.5	79.6%	$104.3	$65.7	58.8%
as a percent of revenues	17.7%	11.9%		14.6%	10.8%

Total segment income	$166.3	$137.4		$421.3	$331.7
Corporate expenses	(23.6)	(29.0)		(69.9)	(70.8)
Pension and postretirement expense	(11.1)	(10.7)		(32.5)	(33.8)
Stock-based compensation expense	(8.6)	(7.0)		(32.4)	(24.9)
Special charges, net	(2.5)	(2.9)		(4.1)	(4.6)
Consolidated Operating Income (1)	$120.5	$87.8		$282.4	$197.6

(1) Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE GROWTH RECONCILIATION

(Unaudited)

	Three Months ended September 30, 2007
	Net Revenue	Acquisitions,	Foreign	Organic Revenue
	Growth (Decline)	Divestitures and Other	Currency	Growth (Decline)

Flow Technology	26.9%	13.5%	2.5%	10.9%

Test and Measurement	(3.2)%	2.5%	2.7%	(8.4)%

Thermal Equipment and Services	32.1%	—%	4.0%	28.1%

Industrial Products and Services	20.5%	—%	0.8%	19.7%

Consolidated	19.3%	3.4%	2.7%	13.2%

	Nine Months ended September 30, 2007
	Net Revenue	Acquisitions,	Foreign	Organic Revenue
	Growth	Divestitures and Other	Currency	Growth (Decline)

Flow Technology	28.4%	13.9%	2.7%	11.8%

Test and Measurement	1.6%	0.1%	2.7%	(1.2)%

Thermal Equipment and Services	28.1%	—%	3.7%	24.4%

Industrial Products and Services	17.1%	—%	0.7%	16.4%

Consolidated	18.6%	2.9%	2.6%	13.1%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW RECONCILIATION

(Unaudited; in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Net cash from (used in) continuing operations	$37.1	$108.5	$111.8	$(30.8)

Capital expenditures - continuing operations	(18.5)	(17.5)	(47.8)	(40.9)

Free cash flow from (used in) continuing operations	$18.6	$91.0	$64.0	$(71.7)

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Nine months ended
September 30, 2007

Beginning cash and equivalents	$477.2

Operational cash flow	111.8
Business acquisitions and investments, net of cash acquired	(42.0)
Capital expenditures	(47.8)
Proceeds from sales of discontinued operations	134.3
Proceeds from other asset sales	3.2
Borrowings under senior credit facilities	1,347.3
Repayments of senior credit facilities	(1,137.8)
Net repayments under other financing arrangements	(21.2)
Net borrowings under trade receivable agreement	70.0
Purchases of common stock	(715.9)
Proceeds from the exercise of employee stock options and other	119.2
Dividends paid	(43.5)
Financing fees paid	(8.4)
Cash from discontinued operations	25.5
Change in cash and equivalents due to changes in foreign exchange rates	10.9

Ending cash and equivalents	$282.8

	Debt at				Debt at
	12/31/2006	Borrowings	Repayments	Other	9/30/2007

Term loans	$735.0	$750.0	$(735.0)	$—	$750.0
Domestic revolving loan facility	—	498.0	(318.0)	—	180.0
Global revolving loan facility	82.8	99.3	(84.8)	1.9	99.2
7.50% senior notes	28.2	—	—	—	28.2
6.25% senior notes	21.3	—	—	—	21.3
Trade receivables financing arrangement	1.0	405.0	(335.0)	—	71.0
Other indebtedness	95.5	—	(21.2)	12.7	87.0

Totals	$963.8	$1,752.3	$(1,494.0)	$14.6	$1,236.7

SPX CORPORATION AND SUBSIDIARIES

ADJUSTED EARNINGS PER SHARE RECONCILIATION

(Unaudited; in millions, except per share)

	Three months ended	Nine months ended
	September 30, 2007	September 30, 2007

Diluted net income per share of common stock from continuing operations	$1.71	$3.44

Settlement of certain tax matters	(0.20)	(0.19)

Reductions in foreign statutory rates	(0.15)	(0.14)

Adjusted diluted net income per share of common stock from continuing operations	$1.36	$3.11